EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (SEC File No.s. 333-130998, 333-130997, 333-125919) of Protalex, Inc. of our report dated August 27, 2013, with respect to the financial statements, which appear in the Annual Report of Protalex, Inc. on Form 10-K for the year ended May 31, 2013.

/s/ Liggett, Vogt & Webb, P.A.
LIGGETT, VOGT & WEBB, P.A.

New York, NY
August 28, 2013